                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant


[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 140.14a-12


                            INDUSTRIAL FUNDING CORP.
                               2121 S.W. BROADWAY
                                    SUITE 100
                             PORTLAND, OREGON 97201

                (Name of Registrant as Specified in its Charter)

                                ________________


Payment of Filing Fee:
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


[ ] Check box if any part of fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Date Filed: July 25, 1994

                                    IFC logo



DEAR SHAREHOLDERS:

     You are cordially invited to attend the Special Meeting of Shareholders of Industrial Funding Corp. Our meeting will be held at the Marriott Hotel, located at 1401 S.W. Front Avenue, Portland, Oregon, On August 18, 1994 commencing at 10:00 a.m.

     The Company's Notice of Special Meeting and Proxy Statement is attached, and describes in detail the formal business that we will discuss. All holders of the Company's outstanding shares of Common Stock as of the close of business on July 1, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

     At the meeting, you will be asked to consider and vote upon a proposal to approve the Plan of Dissolution and Complete Liquidation of Industrial Funding Corp. (the "Plan"). Details of the Plan and other important information are set forth in the accompanying Proxy Statement which you are urged to read carefully.

     Your Board of Directors has carefully reviewed and considered the Plan, and has unanimously approved the Plan. The Board recommends that you vote FOR the approval of the Plan.

     Upon adoption of the Plan, the Company's activities will be limited to the collection and disposition of the Company's remaining assets, the investment of the Company's financial assets pending distribution, the management of the outstanding legal proceedings involving the Company, and such other activities that are permissible for corporations in dissolution under Oregon law. The Company intends to redeem all or a portion of the outstanding shares of its Series A Preferred Stock at such time as the Board of Directors determines that the assets of the Company are sufficient to satisfy all the liabilities of the Company, whether fixed or contingent, and if such redemption is otherwise not prohibited by Oregon law or court order. The Company intends thereafter to distribute to its shareholders the net proceeds resulting from the collection or disposition of the Company's remaining assets at such time as the Board of Directors determines that it has paid, discharged or set aside a sufficient reserve for all the liabilities of the Company, whether fixed or contingent, and if such distribution is otherwise not prohibited by Oregon law or court order.

     As of the Record Date, IFC Holdings Inc. ("IFC Holdings") owned 100 percent of the Class B Common Stock of the Company which represents 75.0 percent of the ownership of the Company, and 96.8 percent of the outstanding Common Stock voting rights of the Company. As a result, IFC Holdings has a sufficient number of votes to constitute a quorum and to approve the Plan, regardless of the vote of any other shareholders. IFC Holdings has agreed to vote such shares in favor of the proposed Plan, and as a result, APPROVAL OF THE PLAN IS ASSURED.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation is appreciated.

                                   Very truly yours,


                                   JOHN J. ESTOK
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                        INDUSTRIAL FUNDING CORP.
                                                              2121 S.W. BROADWAY
                                                                       SUITE 100
                                                         PORTLAND, OREGON  97201
                                                                  (503) 228-2111

- - - - - - - --------------------------------------------------------------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 18, 1994



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Industrial Funding Corp., an Oregon corporation (the "Company"), will be held at the Marriott Hotel, located at 1401 S.W. Front Avenue, Portland, Oregon on August 18, 1994 at 10:00 a.m., local time, to consider and vote upon the following:

     1) the adoption by the Company of the proposed Plan of Dissolution and Complete Liquidation of Industrial Funding Corp. (the "Plan") and;

     2) the transaction of any other business that may properly come before the Special Meeting or any adjournment thereof.

     Accompanying this notice is a Proxy Statement describing the Plan, and a form of proxy.

     Shareholders of record at the close of business on July 1, 1994 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.

                         By Order of the Board of Directors



                         JOHN W. PITT, SECRETARY



Portland, Oregon
July 25, 1994

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK, 10005. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            INDUSTRIAL FUNDING CORP.
                         2121 S. W. BROADWAY, SUITE 100
                             PORTLAND, OREGON, 97201
                                 (503) 228-2111


                                 PROXY STATEMENT

                               __________________



     This Proxy Statement and the accompanying form of proxy are being furnished to holders of common stock, no par value per share, of Industrial Funding Corp. ("Industrial Funding" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company, for use at the Special Meeting of shareholders of the Company (the "Special Meeting") to be held on August 18, 1994, at the Marriott Hotel, located at 1401 S.W. Front Avenue, Portland, Oregon, commencing at 10:00 a.m., local time, or any adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about August 8, 1994.

     A shareholder giving a proxy has the power to revoke such proxy at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation, a duly executed proxy bearing a later date or by personally attending and voting at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon. In the absence of instructions to the contrary, such shares will be voted in favor of the proposed Plan.

                                ________________


               The date of this Proxy Statement is July 25, 1994.

                                TABLE OF CONTENTS


SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . 5
     The Special Meeting . . . . . . . . . . . . . . . 5

PROPOSAL I . . . . . . . . . . . . . . . . . . . . . . 6
     General . . . . . . . . . . . . . . . . . . . . . 6
     Background. . . . . . . . . . . . . . . . . . . . 6

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . 10
     Matters to be Considered at the Special Meeting . 10
     Voting at the Special Meeting; Record Date. . . . 10

THE PLAN . . . . . . . . . . . . . . . . . . . . . . . 10
     Background  . . . . . . . . . . . . . . . . . . . 12
     Recommendation of the Board of Directors  . . . . 13
     Potential Conflicts of Interest . . . . . . . . . 14
     Regulatory Approvals. . . . . . . . . . . . . . . 14
     Certain Federal Income Tax Consequences . . . . . 15
     Accounting Treatment. . . . . . . . . . . . . . . 16
     Appraisal Rights. . . . . . . . . . . . . . . . . 18
     Certain Legal Proceedings . . . . . . . . . . . . 18

 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS. . . . . 20
     Description of the Company's Capital Stock. . . . 20
     Security Ownership of Certain Beneficial
       Owners and Management . . . . . . . . . . . . . 21
     Market Price Data of the Company. . . . . . . . . 23

THE PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION . . . 23

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . 24

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . 24

PROXY SOLICITATION . . . . . . . . . . . . . . . . . . 24

Annex 1 - Plan of Dissolution and Complete Liquidation
          of Industrial Funding Corp.
Annex 2 - Form 10-Q for the second fiscal quarter ended May 31, 1994.

                                     SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE ANNEX HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEX HERETO IN ITS ENTIRETY.

THE SPECIAL MEETING

Time, Date and Place          The Special Meeting will be held at the the
                              Marriott Hotel, located at 1401 S.W. Front Avenue,
                              Portland, Oregon, on August 18, 1994, at 10:00 a.m., local time.

Purpose of the Meeting        The purpose of the Special Meeting is to consider
                              and vote upon the following proposals: (i) the adoption by the Company of a Plan of Dissolution and Complete Liquidation; and (ii) the transaction of any other business that may properly come before the Special Meeting or any adjournments thereof.

Record Date; Shares Entitled
to Vote Holders of record of shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock of the Company") at the close of business on July 1, 1994, are entitled to notice of and to vote at the Special Meeting. At the Record Date there were 1,875,000 shares outstanding of Class A Common Stock, each entitled to one vote per share, and 5,625,000 shares of Class B Common Stock, each entitled to ten votes per share, on each matter to be acted upon at the Special Meeting and any adjournments thereof.

Voting Requirements           The approval of the proposed will require the
                              affirmative vote of the holders of a majority of the votes entitled to be cast at the Special
                              Meeting.  As of the Record Date, IFC Holdings Inc.
                              ("IFC Holdings") owned 100 percent of the Class B
                              Common Stock of the Company which represents 75 percent of the ownership of the Company and represents 96.8 percent of the outstanding common stock voting rights of the Company. As a result, IFC Holdings has a sufficient number of votes to constitute a quorum and to approve the proposal, regardless of the vote of any other shareholders.

PROPOSAL I:

GENERAL Proposal I of this Proxy Statement relates to the proposed adoption by the Company of a Plan of Dissolution and Complete Liquidation. Under the Plan, the Company will liquidate all of the Company's remaining assets. The Company will discharge or set aside reserves for the liabilities of the Company. Assuming sufficient assets are available therefor, the Company will pay the cumulative preferred stock dividends which have accrued in respect of the Company's Series A Cumulative Preferred Stock and redeem or otherwise repurchase all issued and outstanding shares of such Series A Cumulative Preferred Stock. As of May 31, 1994, accumulated and unpaid dividends on the Preferred Stock were $6.13 million. The redemption price of the Preferred Stock is $13.4 million. After such payment and redemption, any remaining assets will be distributed to holders of the Common Stock of the Company, in such amounts and at such times and in such manner as the Board shall deem appropriate. The Company is unable to predict the amount, if any, that will be distributed to holders of the Common Stock of the Company if the Plan is adopted.

BACKGROUND

Background of the Plan        See THE PLAN - BACKGROUND OF THE PLAN.

Recommendation of the Board
Reasons for the Meeting       The Board of Directors has unanimously  approved
                              the Plan and recommends that the holders of Class
                              A and Class B Common Stock vote FOR approval of the Plan. For a discussion of the factors considered by the Board of Directors in reaching its decision and the reasons for the Plan, see THE
                              PLAN - RECOMMENDATION OF THE BOARD OF DIRECTORS;
                              REASONS FOR SUBMISSION OF THE PLAN.

Certain Federal Income Tax
Consequences                  Holders of Class A and Class B Common Stock will
                              experience federal income tax consequences as a result of the adoption and implementation of the Plan by the Company. For a discussion of material tax consequences to stockholders, see THE PLAN -
                              CERTAIN FEDERAL INCOME TAX CONSEQUENCES. SHARE-
                              HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO
                              THE TAX CONSEQUENCES OF THE PLAN TO THEM UNDER
                              APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX
                              LAWS.

Accounting Treatment          As a result of approval of the Plan by the Board
                              of Directors, the Company's financial statements as of May 31, 1994, have been prepared on a liquidation basis of accounting rather than a going concern (historical cost) basis. The net adjustment was a decrease in the carrying value of net assets of $4.2 million. The Company has not reflected future revenues including interest, investment income and gains associated with its non-performing lease portfolio. Such income will be recognized when realized. The conversion of the Company's balance sheet to a liquidation basis of presentation requires significant judgments and estimates by management of the Company. For the assumption on which such judgments and estimates have been based, see THE PLAN - ACCOUNTING
                              TREATMENT. All such assumptions are subject to change should facts and circumstances change.

Appraisal Rights
                              Holders of Class A and Class B Common Stock will have no appraisal, dissenters' or similar rights under Oregon law in connection with the approval or implementation of the Plan.

The Plan On May 20, 1994, the Company's Board of Directors unanimously approved for submission to the holders of Common Stock of Company a Plan of Dissolution and Complete Liquidation of Industrial Funding Corp. Under the Plan, the Company, during a period commencing from the date the Plan is adopted and ending on the fifth anniversary thereof unless shortened or extended by the Board of Directors (the "Liquidation Period"), will liquidate, sell, collect or otherwise dispose of all of the Company's remaining assets. Not more than sixty (60) days after the date the Plan is adopted, the Company shall file articles of dissolution with the office of the Secretary of State of the State of Oregon. During the Liquidation Period, the Company will pay, discharge or set aside a reserve fund for, or otherwise provide for, all of its liabilities and obligations, fixed or contingent, including, without limitation, any liabilities arising by reason of the securities class action lawsuits filed against the Company in the United States District Court for Northern District of California and any liabilities and obligations arising under the Asset Purchase Agreement between Industrial Leasing Company and ILC Acquisition Corp. See THE PLAN - CERTAIN LEGAL PROCEEDINGS and THE PLAN - BACKGROUND OF THE PLAN. Assuming sufficient assets are available therefor, the Company will pay the cumulative Preferred Stock dividends which have accrued in respect of the Company's Series A Preferred Stock and redeem or otherwise repurchase all issued and outstanding shares of such Series A Cumulative Preferred Stock. After such payment and redemption, any remaining assets will be distributed to holders of the Common Stock of the Company, in such amounts and at such times and in such manner as the Board shall deem appropriate. Prior to distributions of assets by the Company to its shareholders, Industrial Funding will invest its cash or other liquid assets in money market mutual funds, bank money market funds, bank repurchase agreements collateralized by direct obligations of the United States Government, bank time deposits, certificate of deposit and bankers' acceptances, investment-grade commercial paper or corporate bonds, securities issued or guaranteed by the United States Government or any agency thereof, or mutual funds investing exclusively in the same. Commencing on the date the Plan is adopted, the Company's directors, officers, employees and agents are prohibited from purchasing or selling any shares of the stock of the Company during the Liquidation Period except for the exercise of stock options previously granted by the Board of Directors.

Activities after Adoption of
the Plan After adoption of the Plan, the activities of the Company and Industrial Leasing Corporation, its wholly-owned subsidiary, will principally include the collection of the promissory note delivered to Industrial Leasing in connection with its 1993 asset sale and having a remaining principal balance of $12.7 million as of May 31, 1994, the collection or disposition of certain nonperforming assets retained after the 1993 asset sale with an aggregate book value of $395,000 as of May 31, 1994, the investment of financial assets in the approximate amount of $29.4 million at May 31, 1994, and the management of legal proceedings involving the Company. The liabilities to be satisfied following the adoption of the Plan include the liabilities of the Company at May 31, 1994, of approximately $800,000, and the establishment of a reserve for estimated costs during the Liquidation Period of $4.2 million.
                              The contingent liabilities of the Company include the liabilities, if any, that may arise in connection with the securities class action lawsuits filed against the Company in the United States District Court for the Northern District of California and a lawsuit filed by the underwriters of the Company's initial public offering in the United States District Court for the District of Oregon seeking reimbursement of attorney's fees and costs as they were incurred in connection with the securities class action lawsuits. See THE PLAN-CERTAIN LEGAL PROCEEDINGS. In the securities class action lawsuits, plaintiffs have alleged damages of approximately $22.5 million. The company has been advised that, as of May 31, 1994, the total amount of expenses incurred by the underwriters was approximately $566,000. A jury trial of the securities class action lawsuits is scheduled to begin in September, 1994.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, shareholders of the Company as of the Record Date will consider and vote upon the following proposal: (i) to approve a Plan of Dissolution and Complete Liquidation of the Company; and (ii) to transact any other business that may properly come before the Special meeting or any adjournment thereof.


VOTING AT THE SPECIAL MEETING; RECORD DATE

     The Board of Directors has fixed July 1, 1994 as the Record Date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Class A Common Stock and Class B Common Stock on the Record Date will be entitled to notice of, and to vote at the Special Meeting. As of the Record Date, there were 1,875,000 shares of Class A Common Stock outstanding and entitled to vote, which shares are held by approximately 700 holders of record. In addition, there were 5,625,000 shares of Class B Common Stock outstanding and entitled to vote, all of which were held by IFC Holdings. Class A Common Stock and Class B Common Stock are identical in all respects, except that holders of record of Class A Common Stock are entitled to one vote per share, and holders of record of Class B Common Stock are entitled to ten votes per share with respect to all matters on which shareholders are entitled to vote. The presence, by person or proxy, of the holders of a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the Plan of Dissolution and Complete Liquidation of Industrial Funding Corp.

     As of the Record Date, IFC Holdings owned 75 percent of the Common Stock of the Company, and 96.8 percent of the outstanding Common Stock voting rights and, therefore, has sufficient voting power to constitute a quorum and approve the Plan regardless of the vote of any other shareholder. IFC Holdings has agreed to vote the shares of Common Stock owned by IFC Holdings in favor of the proposed Plan, and as result, approval of the Plan is assured.


                                    THE PLAN

     On May 20, 1994, Industrial Funding Board of Directors unanimously approved for submission to the holders of Common Stock of the Company a Plan of Dissolution and Complete Liquidation of Industrial Funding Corp. (the "Plan"). Under the Plan, the Company, during a period commencing from the date the Plan is adopted and ending on the fifth anniversary thereof, unless shortened or extended by the Board of Directors (the "Liquidation Period"), will liquidate, sell, collect or otherwise dispose of all of the Company's remaining assets.
Not more than sixty (60) days after the Plan is adopted, the Company will file articles of dissolution with the office of the Secretary of State of Oregon. After adoption of the Plan, the activities of the Company and Industrial Leasing, its wholly-owned operating subsidiary, will principally include the collection of the promissory note delivered to Industrial Leasing in connection with its 1993 asset sale and having a remaining principal balance of $12.7 million as of May 31, 1994, the collection or disposition of certain nonperforming assets retained after the 1993 asset sale with an aggregate book value of $0.4 million as of May 31, 1994, the investment of financial assets in the approximate amount of $29.4 million at May 31, 1994, and the management of legal proceedings involving the Company.

     During the Liquidation Period, the Company will pay, discharge or set aside a reserve fund for, or otherwise provide for, all of its liabilities and obligations, fixed or contingent, including, without limitation, any liabilities arising by reason of the securities class action lawsuits filed against the Company in the United States District Court for the Northern District of California (the "Securities Litigation") and any liabilities and obligations arising out of the Asset Purchase Agreement between Industrial Leasing Company and ILC Acquisition Corp. See "THE PLAN - CERTAIN LEGAL PROCEEDINGS" and "THE PLAN - BACKGROUND OF THE PLAN." The liabilities to be satisfied following adoption of the Plan include the liabilities of the Company at May 31, 1994, of approximately $800,000, and estimated future liabilities during the implementation of the Plan of $4.2 million. For a discussion of the assumptions underlying the estimate of future liabilities, see "THE PLAN - ACCOUNTING TREATMENT." The contingent liabilities of the Company include the liabilities, if any, that may arise in connection with the Securities Litigation and a lawsuit filed by underwriters of the Company's initial public offering in the United States District Court for the District of Oregon seeking reimbursement of attorney's fees and costs as they are incurred in the Securities Litigation.
See "THE PLAN - CERTAIN LEGAL PROCEEDINGS." In the Securities Litigation, plaintiffs have alleged damages of $22.5 million, together with interest income. The Company has been advised that, as of May 31, 1994, the total amount of expenses incurred by the underwriters was approximately $566,000. A jury trial of the Securities Litigation is scheduled to begin in September, 1994.

     Dividends accrue annually on the Company's Series A Preferred Stock in the amount of $1.9 million. As of May 31, 1994, accumulated and unpaid dividends on the Company's Series A Cumulative Preferred Stock were $6.13 million. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK - PREFERRED STOCK." This accrual reduces assets available for distribution to holders of the Company's Common Stock, both Class A and Class B, by the approximate amount of $.25 per share annually. The Company therefore currently intends to pay the accrued Series A Preferred Stock Dividends and to redeem or otherwise repurchase all or a portion of the outstanding shares of its Series A Preferred Stock if the Board of Directors determines that, and if such payment and redemption is otherwise not prohibited by Oregon law or court order. The redemption price of the Preferred Stock is $13.4 million.

     After such payment and redemption and upon a determination by the Board of Directors that the assets of the Company are sufficient to satisfy all liabilities of the Company, whether fixed or contingent, and if such distribution is otherwise not prohibited by Oregon law or court order, any remaining assets of the Company will be distributed to holders of the Common Stock of the Company, both Class A and Class B, in such amounts, and at such time and in such manner as the Board shall deem appropriate.

     The Company is unable to predict the amount, if any, or timing, of distributions to holders of the Common Stock of the Company. The amounts and timing of all such distributions will be determined by the Board and will depend upon the amounts realized by the Company in the liquidation, sale, collection and other disposition of the Company's assets and upon the amounts deemed necessary to pay, discharge, or reserve for the Company's liabilities, whether fixed or contingent, including, without limitation, any liabilities that may arise in connection with the Securities Litigation.


BACKGROUND

     Industrial Funding Corp. was incorporated in October, 1989, to serve as a holding company formed for the purpose of owning Industrial Leasing Corporation. Industrial Leasing, until May 1993, provided full-payout, non-cancelable "small ticket" leases for capital equipment to smaller businesses.

     During 1990, 1991 and 1992, the Company incurred substantial operating losses due principally to the deterioration in the performance of its small-ticket lease portfolio. As a consequence of its operating results and the Company's default under certain financial covenants contained in its existing credit agreements, the Company was constrained to operate under financial
conditions imposed by its lenders.   Specifically, under the terms of the
Company's agreements with its lenders, the Company was limited in its ability to obtain additional secured indebtedness, distribute or pay dividends or use excess cash from operations. Alternative sources of capital were unavailable to the Company on terms acceptable to the Company do to its operating results and the uncertainties created by the Securities Litigation. In addition, sources of capital previously made available to the Company by its former parent corporation were no longer available following the divestiture by First City Realty Investment Corp. of its interest in the Company. The unavailability of alternative sources of financing on terms acceptable to the Company and the Company's operating results adversely affected the Company's ability to effectively compete in markets in which it had previously done business or to penetrate new markets. As a result of these considerations, during 1991 and 1992 the Company's Board of Directors explored strategic options available to the Company, including those other than the maintenance of the Company's then existing business operations and portfolio growth. For a discussion of these factors and the strategic reviews process, see the Company's Proxy Statement dated May 6, 1993.

     On December 11, 1992, Industrial Leasing entered into an Asset Purchase Agreement with ILC Acquisition Corp. On May 27, 1993, the Company completed the sale of substantially all of the assets of Industrial Leasing to ILC Acquisition Corp. (the "Asset Sale"). The Company sold all of its active lease portfolio with an aggregate value of $83.8 million, all cash and restricted cash balances in the amount of $15.6 million, and certain other assets with an aggregate value of $3.1 million. The consideration received by Industrial Leasing included $20.2 million in cash, a promissory note in the final adjusted amount of $19.0 million (the "Purchase Note"), the payment of senior and subordinated debt of $61.5 million, and the assumption of certain other liabilities of $1.2 million.

     The Purchase Note has a three-year term with semi-annual principal and interest payments payable each May 27 and November 27. The interest rate on the Purchase Note is 6 percent per annum. The Purchase Note also supports representations and warranties made by Industrial Leasing in connection with the sale. If an indemnification obligation arises as a result of the asset sale, ILC Acquisition Corp. has the right to offset such obligation under the Purchase Note. On November 29, 1993, and May 24, 1994, the Company received scheduled payments of principal and interest pursuant to the terms of the Purchase Note in the approximate aggregate amount of $7.4 million.

Since the Asset Sale, the Company has paid indemnification obligations in the approximate amount of $25,000.

     In September, 1993, the Company's Board of Directors initiated a review of strategic alternatives available to the Company as a result of the asset sale. At a regularly scheduled meeting the Board on September 24, 1993, the Board directed John Estok, the Company's President, to report to the Board regarding strategic alternatives that might be available to the Company. Mr. Estok was specifically directed to identify strategies that might continue to be available to the Company in the leasing business and also to explore alternatives to permit the sale by the Company of its nonperforming lease portfolio.

     During February, 1994, the Board was provided an executive summary and related materials addressing a proposal for the Company to initiate the marketing of full payout finance leases of health care equipment to the physician market. This proposal was reviewed by the Board at a special meeting on March 7, 1994. The Board determined that the continued consolidation of the leasing industry resulting in well-capitalized and aggressive competitors, coupled with the Company's lack of infrastructure necessary to support such an initiative, precluded the Company from further pursuing this strategic alternative.

     During the Board's regularly scheduled meeting on April 8, 1994, and a special meeting on April 27, 1994, the Board reviewed various strategic alternatives for the disposition of the Company's remaining nonperforming lease portfolio. The Board has directed the Company's officers to continue to explore alternatives for the sale of the Company's nonperforming lease portfolio, including potential disposition of such assets through auction.

     As of May 31, 1994, the total assets of the Company were comprised of the following: (i) $6.15 million in cash; (ii) $800,000 in restricted cash; (iii) $23.2 million in short-term investments; (iv) $12.7 million Purchase Note; and
(v) $600,000 in nonperforming and other assets. The Company maintains a staff of 11 employees, comprised principally of collections personnel, and expects that staffing levels will continue to decline as the level of nonperforming assets decreases.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believe that the proposed Plan is in the best interest of the Company and its shareholders. For the complete proposed Plan see PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION OF INDUSTRIAL FUNDING.

     In arriving at its conclusion, the Board noted that the Industrial Leasing Asset Sale required the sale of the Company's lease receivables and capital assets essential to its operating capability. Over the past year, the Company has operated with a significantly reduced staff, comprised principally of collection personnel. In order to pursue a going concern strategy, the Company would be required to make a significant investment in human, including marketing and credit personnel, and capital resources, including a management information system.

     The experience of the Company's officers is exclusively in the area of equipment leasing. In recent years, the equipment leasing industry has undergone a significant restructuring, with the emergence of large national and well-capitalized participants. The Company's lack of access to capital on terms acceptable to the Company, exacerbated by the continuing pendency of the securities litigation, precludes the Company from successfully competing in the market.


POTENTIAL CONFLICTS OF INTEREST

     In its deliberations regarding the Plan, the Board was aware that the interests of the Company's Class B Common and Series A Preferred shareholders
were divergent from those of the Company's Class A Common shareholders.   IFC
Holdings owns 5,625,000 shares of the Company's Class B Common Stock, representing 100 percent of the issued and outstanding shares of that class, and 134,310 shares of the Company's Series A Preferred Stock, representing 100 percent of the issued and outstanding shares of that class. IFC Holdings' beneficial owners include Harrowston Corporation and Talborne Capital Corporation, which hold in the aggregate a 17 percent beneficial interest, and Canadian and Swiss retail investors. IFC Holdings issued a promissory note in the principal amount of CDN$59,940,000 in consideration for the Class B Common Stock and Series A Preferred Stock. Under the terms of the promissory note, IFC Holdings is required to repay the note on the earlier of January 1, 1997, 60 days after the sale by IFC Holdings of its interest in the Company's stock, or 60 days after receipt of any dividend, distribution, redemption or payment in respect of the Company's stock. In the event that the net proceeds of any such sale or dividend, distribution, redemption or other payment exceed US$23,673,523, IFC Holdings will be entitled to retain a success fee equal to 20 percent of the amount by which the value of such net proceeds exceeds US$23,673,523.

     At the election of the Company, the Series A Preferred Stock may be redeemed at any time at a redemption price of $100.00 per share or $13,431,000 plus accrued and unpaid dividends. After March 14, 1996, any holders of the Preferred Stock may require the Company to redeem all or part of such holder's Preferred Stock. Dividends on the Company's Series A Preferred Stock accrue at the annual rate of $14.22 per share. As of May 31, 1994, accumulated and unpaid dividends on the Series A Preferred Stock were $6.13 million. See "VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS - DESCRIPTION OF THE COMPANY'S CAPITAL STOCK." If the Company were to pay accumulated and unpaid dividends on the Preferred Stock and redeem such Preferred Stock upon consummation of the Proposed Sale, such payment and redemption would not make available to IFC Holdings sufficient proceeds from the Proposed Sale in respect of the Series A Preferred Stock to entitle IFC Holdings to retain a success fee.

     The Board concluded that, despite the divergent interests of the Company's Class A Common shareholders and the Class B Common and Series A Preferred shareholder, the Plan is fair and in the best interest of the Company and all of its shareholders for the reasons set forth under the "RECOMMENDATION OF THE BOARD OF DIRECTORS."


REGULATORY APPROVALS

     No regulatory approvals are required in connection with the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of material federal income tax consequences to stockholders relevant to the Company's adoption and implementation of the Plan. The discussion does not deal with all of the tax consequences of the Plan that may be relevant to particular holders of the Company's Class A and Class B Common Stock, such as foreign persons. STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. The discussion of tax consequences that follows is based upon the Code, Treasury Regulations, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion and other discussions of federal income tax consequences herein have no binding effect on the IRS or the courts and assume that the Company will liquidate substantially in accordance with the Plan. This summary is not intended as a substitute for careful tax planning, particularly because certain of the tax consequences of the Plan may not be the same for all stockholders.

CONSEQUENCES TO STOCKHOLDERS

     The Company believes that liquidation distributions to stockholders pursuant to the Plan will be treated as distributions in complete liquidation of the Company. In such case, a stockholder will recognize gain or loss with respect to each share of stock held by the stockholder, measured by the difference between (i) the stockholder's tax basis in that share and (ii) the total amount of cash and fair market value of other property, if any, received by the stockholder with respect to such share pursuant to the Plan. If a stockholder holds more than one block of stock (groups of shares acquired at different times or at a different costs), each liquidating distribution will be allocated ratably among the various blocks shares and gain or loss will be computed separately with respect to each block of shares.

     The Plan may result in more than one liquidating distribution to the holders of the Company's Class A and Class B Common Stock. If so, each liquidating distribution will be first applied against the adjusted tax basis of each of the holder's shares of stock, and gain will be recognized with respect to a share only after an amount equal to the adjusted tax basis of such share has been fully recovered. Any losses with respect to a share may be recognized by a shareholder only after the Company has made its final liquidating distribution or after the last substantial liquidating distribution is determinable with reasonable certainty. As a consequence of the foregoing, stockholders incurring losses under the Plan will likely be prevented from recognizing such losses until the receipt of the final liquidating distribution.

     Gain or loss recognized by a stockholder will be capital gain or loss provided the shares of stock are held by the stockholder as capital assets; capital gain or loss will be long-term if the shares were held for more than one year.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

     Persons who are not citizens or residents of the United States should consult their tax advisors with respect to the United States and non-United States tax consequences of the Plan.

STATE AND LOCAL INCOME TAX

     Stockholders may also be subject to state or local taxes with respect to distributions under the Plan and should consult their tax advisors regarding such taxes.

BACKUP WITHHOLDING

     A stockholder may be subject to backup withholding at the rate of 31% in connection with liquidating distributions received with respect to his or her shares of stock, unless such stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption for backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The Company will report to the stockholders and the IRS the amount of any "reportable payments" distributed and the amount of tax withheld, if any, with respect to the shares.

CONCLUSION

     Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The Company recommends that each stockholder consult his or her own tax advisor regarding the tax consequences of the Plan.


ACCOUNTING TREATMENT

     As a result of the Board's approval of the Plan, the Company's financial statements as of May 31, 1994, and for the three and six months then ended, have been prepared on a liquidation basis. Accordingly, assets have been valued at their estimated net realizable value and liabilities include estimated costs associated with carrying out the Plan.

     The net adjustment at May 31, 1994 required to convert from a going concern (historical cost) basis to a liquidation basis of accounting was a decrease in the carrying value of net assets of $4.2 million which is included in the consolidated statement of income and changes in net assets (liquidation basis). This decrease in the carrying value of net assets is a result of recording estimated liabilities associated with carrying out the Plan.

     Under the liquidation basis, the Company has estimated future liabilities associated with carrying out the Plan (see assumptions below). The Company has not reflected future revenues by way of interest or investment income or gains associated with the nonperforming portfolio as such income will be recognized when realized.

     The statement of net assets as of May 31, and November 30, 1993, and the consolidated statement of income and changes in net assets for the three and six months ended May 31, 1993 have been prepared using the historical cost (going concern) basis of accounting on which the Company has previously reported its financial condition and its results of operations.

     The conversion of the Company's assets and liabilities to the liquidation basis of accounting requires significant estimates and judgments by management of the Company. A summary of the Plan, and the significant judgments and estimates made, are described below.

     The Plan calls for the orderly liquidation of the Company over a five year period from the effective date of the Plan. The period may be shortened or lengthened if it is deemed to be in the best interest of the shareholders. The Company may engage in transactions as may be appropriate to its complete liquidation, including the sale, exchange, or other disposition of all or any part of its remaining assets for cash, shares, bonds, or other securities or property, or any combination of the foregoing. Prior to the final distribution of the assets of the Company to its shareholders, the Company will invest its cash or other liquid assets. The Company will also discharge or otherwise provide for all its liabilities and obligations.

     The Company has made the following assumptions in the valuation of the assets and liabilities of the Company on the liquidation basis of accounting. See Annex 2, the Company's Form 10-Q for the period ended May 31, 1994, for the Company's financial statements as modified by the liquidation presentation.

               1) Short-term investments are carried at their estimated net realizable value. No accrual has been made for future income or loss on investments except for unrealized gains or losses that existed at May 31, 1994, if any.

               2) Notes receivable. The Company has the intent and ability to hold this receivable to maturity, which is May 27, 1996. No valuation allowance is deemed necessary. Interest income will be recognized when earned at a rate of 6% per annum.

               3) Nonperforming assets are carried at their estimated net realizable value. The Company does not anticipate any additional losses on the aggregate nonperforming assets as of May 31, 1994, therefore, no write-down of these assets was taken. Gains, if any, on the liquidation of the nonperforming assets will be recorded at the time they are realized. The Company estimates that the collection efforts on the nonperforming assets will cease at approximately December 31, 1994; however, this date is subject to change should facts and circumstances change.

               4) Preferred stock. Dividends on preferred stock have been accreted through May 31, 1994. Additional dividends will be accreted as earned.

               5) Reserve for estimated costs during the period of liquidation. This amount represents costs that management estimates will be incurred to liquidate the Company. Major assumptions are as follows:

                a) Nonperforming assets will be liquidated as of December 31, 1994;

                b) The securities litigation is scheduled to go to trial in September of 1994. Legal costs associated with this litigation have been accrued through October

                         1994. No accrual has been made as to the resolution of this litigation, as the amount, if any, cannot presently be determined;

                c) No accrual has been made with regard to the demand of the Company's underwriters that the Company pay the underwriters' attorney fees and costs incurred in connection with their defense of the securities litigation as the Company. Based in part on discussions with counsel, management believes that any liability related to the matter is unlikely to occur;

                d) Administrative costs have been accrued through May 31, 1996, the anticipated date of the final payment on the note receivable. No costs have been accrued subsequent to May 1996, as the Company currently anticipates all matters will be resolved at that time.

          All of the above assumptions are subject to change should facts and circumstances change.

APPRAISAL RIGHTS

          Holders of Class A and Class B Common Stock will have no appraisal, dissenters' or similar rights under Oregon law in connection with the approval or implementation of the Plan.


CERTAIN LEGAL PROCEEDINGS

          There is litigation pending against the Company, Industrial Leasing, the Company's previous majority shareholder, First City, and certain of its former affiliates and subsidiaries, certain directors, certain former directors and officers, its independent auditor, and the underwriters of the December 8, 1989, initial public offering. The class action lawsuits, WADE ET. AL. V. INDUSTRIAL ET. AL., filed January 1992, and a related case BOWER ET. AL. V. BELZBERG ET. AL., filed February 1992, allege violations of federal securities law. The WADE lawsuit also alleged violations under California state law; however, these claims were dismissed by the Court in January 1994. These lawsuits were filed in the United States District Court for the Northern District of California (the "Court"), and allege that plaintiffs were damaged as a result of alleged misstatements and omissions in documents disseminated in connection with the initial public offering and in subsequent communications and public filings by the Company, through February 1991. The Company has retained legal counsel to defend against these actions. Initial discovery has been completed, however, expert discovery is ongoing. Disposition motions by plaintiffs and defendants, including the Company, are pending. The Court has ordered a jury trial of WADE scheduled for September 1994. Plaintiffs allege damages of approximately $22.5 million. The lawsuits could have a material effect on results of operations and financial condition of the Company if adversely determined.

          As a result of the sale of substantially all of Industrial Leasing's assets on May 27, 1993, plaintiffs moved the Court for a preliminary injunction restraining the Company from withdrawing, transferring, pledging or disposing of any funds or assets received in connection with the Asset Sale, and further moved the Court to supervise the transfer of any such assets. The Court denied plaintiffs' injunction motions. In so doing, the Court stated that plaintiffs were likely to prevail on their

Section 11 claims and that, in the absence of the requested injunction, there was a possibility plaintiffs would be irreparably harmed. The preliminary findings of the Court, however, will not control the ultimate determination of
liability in connection with the plaintiffs' Section 11 claim.   On July 18,
1994, the Ninth Circuit Court of Appeals (the "Court of Appeals") remanded the matter to the Court for determination of whether the injunction should be granted based on newly articulated standards adopted by the Court of Appeals. It is believed that to grant the injunction, the Court must find that the Company has engaged in a pattern of secreting assets or that its insolvency is impending.

          On October 6, 1993, the trial judge ordered the WADE and BOWER cases to a settlement magistrate, in an attempt to facilitate a settlement of the securities litigation. There can be no assurance, however, that the securities litigation will be resolved by a settlement between the parties.

          On June 23, 1994, the Company and the other defendants in WADE moved for summary judgment of the claims asserted by the plaintiffs. Also, on June 23, 1994, plaintiffs moved for summary judgment against the Company solely on plaintiffs' Section 11 claim. Oral argument is currently scheduled to be heard by the Court on these motions on August 8, 1994.

          The Company has filed a lawsuit against two insurance carriers, demanding coverage against American Home under a directors and officers liability policy in the amount of approximately $5 million (Canadian), and against Continental Insurance under a general liability policy and umbrella policy of approximately $4 million (Canadian) and $16 million (Canadian), respectively. American Home and Continental have each filed answers denying liability. Continental has also filed a counterclaim against the Company, demanding reimbursement of the attorney fees and costs it advanced to the Company in connection with the defense of the securities class action lawsuits under a reservation of rights. As of May 31, 1994, Continental has advanced the Company attorney fees and costs in the amount of approximately $1.6 million.

          In May 1994, the Company filed a motion for summary adjudication of its claims against American Home. On June 27, 1994, the Court granted the insured plaintiffs' motion for summary judgment against American Home. The Court held the claims asserted in WADE were covered acts under the American Home policy unless it is ultimately determined by a finder of fact that the insureds deliberately defrauded investors or were unjustly enriched from the disclosures identified in WADE. The Court also held that allocation issues remain concerning the Continental policies and the American Home policy.

          In January 1993, Alex. Brown & Sons and Piper Jaffray, Inc., the underwriters of the Company's initial public offering, filed an action against the Company, demanding that the Company pay the underwriters' attorney fees and costs associated with their defense of the securities litigation, in accordance with the Underwriting Agreement entered into by the Company. The Court granted the underwriters' motion for summary judgment, on July 9, 1993, and ordered the Company to pay the underwriters' costs and legal fees as they are incurred. An appeal of this decision is pending before the Court of Appeals. The Company has been advised that as of May 31, 1994 the total amount of expenses incurred by the underwriters was approximately $566,000. Such amount has not been accrued as the Company, based in part on discussions with counsel, believe that any liability related to the matter is unlikely to occur.

          On March 4, 1994, the underwriter defendants filed a third-party claim in WADE for contribution against one current director, certain former directors,and one former officer of the Company. In their claim, the underwriter defendants seek to shift any damages assessed against them to these present and former directors and officers. On May 18, 1994, the Court dismissed some of these contribution claims against some of the parties. On June 6, 1994, the Court stayed and severed the contribution action, to be adjudicated following the conclusion of WADE. Under Oregon law, the Company may be required to indemnify the officers and directors if this matter is adversely determined.

          The Company is also a defendant in various lawsuits resulting from normal business activity. In the opinion of management, the disposition of all other such litigation currently pending will not have a material effect on the financial position or results of operation of the Company.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

COMMON STOCK

          The Company's authorized capital stock consists of 20,000,000 shares of Class A, without par value, and 10,000,000 shares of Class B Common Stock, without par value. As of the date of the Proxy Statement, the Company has 1,875,000 shares of Class A Common Stock issued and outstanding and 5,625,000 shares of Class B Common Stock issued and outstanding held by IFC Holdings, Inc.

          The Class A Common Stock and the Class B Common Stock are identical in all respects except that: (i) the holders of the Class A Common Stock are
entitled to one vote per share and holders of Class B Common   Stock are
entitled to ten votes per share with respect to all matters on which holders of Common Stock are entitled to vote; (ii) if stock dividends are declared, holders of Class A Common Stock will receive Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock; and (iii) each share of Class B Common Stock is convertible in to one share of Class A Common Stock at the option of the holder at any time. Holders of Class A and Class B Common Stock do not have cumulative voting rights in connection with the election of the Company's Board of Directors.

               Dividends may be declared and paid to the holders of Class B Common Stock only if at such time an equal per share dividend is declared and paid to the holders of Class A Common Stock, and vice versa. The Company may not declare or pay any dividends or other distributions on the Class A or Class B Common Stock until all cumulative dividends on the Preferred Stock have been paid or declared and set aside for payment. After the satisfaction in full of the liquidation preferences of holders of the Company's Preferred Stock, holders of Class A and Class B Common Stock are entitled to ratable distribution of the remaining assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the Company. The shares of Common Stock are not subject to redemption by operations of a sinking fund or otherwise, and holders of such shares are not entitled to preemptive rights.

PREFERRED STOCK

          The Company has 10 million authorized shares of Preferred Stock without par value, which may be issued from time to time in one or more classes or series. The Company's Articles of Incorporation authorize the Board of Directors to issue from time to time one or more series of Preferred Stock with such designations and preferences and other annual rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. The Company issued 134,310 shares of Series A Cumulative Preferred Stock for $10 million in cash and forgiveness of $3,431,000 of indebtedness owing by the Company to an affiliated company, the stock of which has been acquired by IFC Holdings, Inc.

          Dividends on the Preferred Stock accrue at the annual rate of $14.22 per share. Unpaid dividends accumulate but do not bear interest. Until all such dividends have been paid or declared and set aside for payment of the Company may not declare or pay dividends or other distribution on the Class A or Class B Common Stock. As of May 31, 1994, accumulated and unpaid dividends on the Preferred Stock were $6.128 million. The shares of Preferred Stock are not convertible to any other securities of the Company, including shares of Class A or Class B Common Stock.

          At the election of the Company, the Preferred Stock may be redeemed at any time at a redemption price of $100.00 per share plus accrued and unpaid dividends. After March 14, 1996, any holder of the Preferred Stock may require the Company to redeem all or part of such holder's Preferred Stock at a redemption price of $100.00 per share plus accrued and unpaid dividends.

          In the event of the liquidation or dissolution of the Company, after payment or provisions for payment of the debts of the Company, each holder of shares of Preferred Stock will be entitled to revenues for each share of Preferred Stock held by such holders the amount of $100.00 plus all accrued and unpaid dividends prior to any distribution to holders of shares of Common Stock.

          Holders of Preferred Stock do not have voting rights, except as specifically required by the laws of the State of Oregon. Holders of Preferred Stock will not have the right to vote on the Plan.

          There are no restrictions or limitations on the authority of the Company's Board of Directors to issue additional shares of Preferred Stock. The Company's Board of Directors does not, however, have any present intention or plan to issue additional shares of Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Persons and groups owning in excess of five percent of the Company's Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934. Based on such reports, the following persons or group are believed by the Company to be beneficial owners, as of July 25, 1994, of more than five percent of the Company's securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                                                  SHARES
                                                                   OWNED         PERCENT
TITLE OF CLASS                     NAME & ADDRESS           BENEFICIALLY        OF CLASS
- - - - - - - ----------------------------------------------------------------------------------------
Class A Common Stock               Mr. Jeffrey Tannenbaum        165,000             8.8%
                                   1211 Avenue of the Americas
                                   29th Floor
                                   New York, NY 10031

Class B Common Stock               IFC Holdings, Inc. (1)      5,625,000           100.0%
                                   151 Yonge Street
                                   Toronto, Ontario
                                   CANADA M5C 2W7

Series A Cumulative                IFC Holdings, Inc. (1)        134,310           100.0%
  Preferred Stock                  151 Yonge Street
                                   Toronto, Ontario
                                   CANADA M5C 2W7

(1) Under the terms of the IFC Sale Agreement, dated as of June 30, 1992, among IFC Holdings Inc., FCRIC, First City Trust Company and the R-M Trust Company as Trustee, IFC Holdings Inc. must seek to divest itself of its interest in Industrial Leasing prior to
January 1, 1997.

     The directors of the Company and the directors and executive officers of the Company as a group, owned beneficially the following amounts of the outstanding equity securities of the Company on July 25, 1994. No outstanding shares of Class B Common Stock are held by directors or officers of the Company

SECURITY OWNERSHIP OF DIRECTORS AND NAMED OFFICERS


                                                                 AMOUNT BENEFICIALLY OWNED
                                                                 -------------------------
                                                                   STOCK              PERCENT
CLASS OF SECURITIES      NAME                          DIRECT    OPTIONS   TOTAL     OF CLASS
- - - - - - - ---------------------------------------------------------------------------------------------
Class A Common Stock     Brent S. Belzberg                  0          0       0         0.0%
                         Richard L. Doege                   0     50,000  50,000         2.7%
                         John J. Estok                      0    150,000 150,000         8.0%
                         Alan R. Hibben                     0          0       0         0.0%
                         K. Peter Zech                      0     50,000  50,000         2.7%

                         All Board of Directors and
                         Executive Officers as a
                         Group (5 persons)                  0    250,000 250,000        13.3%


MARKET PRICE DATA OF THE COMPANY


                         STOCK
                         CLOSING
DATE OF EVENT            PRICE          DESCRIPTION OF EVENT
- - - - - - - --------------------------------------------------------------------------------
May 27, 1993             $0.88          Date of the Asset Sale
September 24, 1993       $0.88          Board of Directors meeting:  review strategic options
February 10, 1994        $1.50          Board of Directors meeting:  discuss strategic options
March 7, 1994            $1.38          Special Board of Directors meeting:  discuss strategic options
April 27, 1994           $1.28          Board of Directors meeting:  potential Plan of Liquidation discussed
May 20, 1994             $1.28          Board of Directors adopts the Plan of Liquidation



THE PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION

     On May 20, 1994, the Company's Board of Directors unanimously approved for submission to the holders of Common Stock of Company a Plan of Dissolution and Complete Liquidation of Industrial Funding Corp. Under the Plan, the Company, during a period commencing from the date the Plan is adopted and ending on the fifth anniversary thereof unless shortened or extended by the Board of Directors (the "Liquidation Period"), will liquidate, sell, collect or otherwise dispose of all of the Company's remaining assets.

     Not more than sixty (60) days after the date the Plan is adopted, the Company shall file articles of dissolution with the office of the Secretary of State of the State of Oregon. During the Liquidation Period, the Company will pay, discharge or set aside a reserve fund for, or otherwise provide for, all of its liabilities and obligations, fixed or contingent, including, without limitation, any liabilities arising by reason of the securities class action lawsuits filed against the Company in the United States District Court for Northern District of California and any liabilities and obligations arising under the Asset Purchase Agreement between Industrial Leasing Company and ILC Acquisition Corp. See THE PLAN - CERTAIN LEGAL PROCEEDINGS and THE PLAN - BACKGROUND OF THE PLAN.

     Assuming sufficient assets are available therefore, the Company will pay the Cumulative preferred stock dividends which have accrued in respect of the Company's Series A Preferred Stock and redeem or otherwise repurchase all issued and outstanding shares of such Series A Cumulative Preferred Stock. After such payment and redemption, any remaining assets will be distributed to holders of the Common Stock of the Company, in which amounts and at such times and in such manners as the Board shall deem appropriate. Prior to distribution of assets by the Company to its shareholders, Industrial Funding will invest its cash or other liquid assets in money market mutual funds, bank money market funds, bank repurchase agreements collateralized by direct obligations of the United States Government, bank time deposits, certificate of deposit and bankers' acceptances, investment-grade commercial paper or corporate bonds, securities issues or guaranteed by the United States Government or any agency thereof, or mutual funds investing exclusively in the same.

     Commencing on the date the Plan is adopted, the Company's directors, officers, employees and agents shall be prohibited from purchasing or selling any shares of the stock of the company
                                       23
during the Liquidation Period except for the exercise of stock options previously granted by the Board of Directors.


OTHER MATTERS

     The management of the Company is not aware of any business to come before the Special Meeting, other than the matter described in this Proxy Statement. If any matters properly come before the Special Meeting, it is intended that proxies on the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for the Special Meeting, any shareholder proposal to take action at such meeting must have been received at the Company's main office at 2121 SW Broadway, Portland, Oregon 97201, no later than July 15, 1994. No such proposals were received.

PROXY SOLICITATION

     The cost of this solicitation will be borne by the Company. Solicitations will be made by mail, telephone, or telegram and personally by directors, officers, and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, bank custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                                                 ANNEX 1

                  PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION
                           OF INDUSTRIAL FUNDING CORP.



     1. Adoption of Plan. The effective date of this Plan (the "Effective Date") shall be the date on which it is approved and adopted by the Shareholders.

     2. Liquidation Period. The actions authorized in this Plan shall be accomplished during the period (the "Liquidation Period") commencing on the Effective Date and ending on the fifth anniversary of the Effective Date; provided, however, that the Board may shorten the Liquidation Period if the Board determines that all material assets of IFC have been sold or collected, all liabilities of IFC, fixed or contingent, have been paid, discharged, or adequate provisions have been established therefore, and such a shortening of the Liquidation Period is in the best interests of IFC and its Shareholders or the Board may extend the Liquidation Period if the Board determines that such an extension is in the best interest of IFC and its Shareholders. IFC shall cause the adoption of a plan of complete liquidation by Industrial Leasing Corporation which plan shall provide for the complete liquidation of Industrial Leasing Corporation during the Liquidation Period.

     3. Dissolution. Not more than 60 days after the Effective Date, appropriate officers of IFC shall execute and deliver for filing articles of dissolution of IFC in accordance with Or. Rev. Stat. Section 60.621, thereby limiting the purposes and activities of IFC to those described in Or. Rev. Stat.
Section 60.637. Following the filing of such articles and for so long as IFC shall continue to exist pursuant to Or. Rev. Stat. Section 60.637. IFC shall, to the maximum extent permitted by law, continue to have the power and authority to take any of the actions that this Plan would authorize IFC to take during the Liquidation Period. Upon filing of such articles of dissolution, IFC, its Board, officers, employees and agents shall hold IFC out as a corporation in dissolution.

     4. Sale or other Disposition of Assets. IFC shall have the authority to engage in such transactions as may be appropriate to its complete liquidation, including, without limitation, the sale, exchange or other disposition of all or part of its remaining assets for cash, shares, bonds, or other securities or property, or any combination of the foregoing, in one or more transactions, to such persons or entities and upon such terms and conditions as the Board, or officers, employees or agents of IFC acting pursuant to authority delegated by the Board, shall determine, with no further approvals by the Shareholders except as required by law.

     IFC shall have the authority to commence and prosecute any proceeding against any party for contribution, indemnification, recoupment of defense cost, or to establish insurance coverage in respect of any cost, expense, loss or damage suffered by ILC by reason of the WADE litigation or any related proceeding upon a determination by the Board, or officers, employees or agents of IFC acting pursuant to authority delegated by the Board, that such proceeding is in the best interest of IFC or its Shareholders; provided, however, that nothing herein shall operate to limit IFC from commencing or prosecuting any other proceeding permitted under Or. Rev. Stat. Section 60.637.

     5. Investment Policy Pending Shareholder Distribution. Prior to the final distribution of the assets of IFC to its Shareholders, IFC shall have the authority to invest its cash or other liquid assets in: money market mutual funds; bank money market funds; bank repurchase agreements collateralized by direct obligations of the United States Government; bank time deposits; certificates of deposit; bankers' acceptances; investment grade commercial paper or corporate bonds; securities issued or guaranteed by the United States Government or any agency thereof and mutual funds investing exclusively in the same.

     6. Provision for Liabilities. Within the Liquidation Period, IFC shall pay or discharge, or set aside a reserve fund for, or otherwise provide for, all its liabilities and obligations, fixed or contingent, including, without limitation, any liabilities arising by reason of the WADE litigation, related proceedings, and the Parrish Purchase and Sale Agreement.

     7. Distribution to Shareholders. Subject to the limitations on the declaration and payment of dividends and the repurchase of capital stock arising under law, including such limitations as may arise by reason of the pendency of the WADE litigation and related proceedings, IFC shall, at such time and in such manner as the Board shall deem appropriate, but in any event within the Liquidation Period, distribute its assets to its Shareholders to the end that, by the end of the Liquidation Period, IFC shall have distributed all its assets, including proceeds of sales, exchanges or other dispositions, to its Shareholders. Subject to the limitations on the declaration and payment of dividends and the repurchase of capital stock arising under law, including such limitations as may arise by reason of the pendency of the WADE litigation, and related proceedings, but as soon as reasonably practical, IFC shall, at such times and in such manner as the Board shall deem appropriate, pay the cumulative preferred stock dividends which have accrued in respect of IFC's Series A Cumulative Preferred Stock, and redeem or otherwise repurchase all issued and outstanding shares of such Series A Cumulative Preferred Stock. If, in the judgment of the Board, such a course appears advisable, IFC may incur indebtedness to such persons and entities, in such amounts and on such terms and conditions as the Board shall determine to permit IFC to make distributions of cash to Shareholders. The preceding sentence shall not operate to limit the power of IFC to incur indebtedness under any other circumstance.

     8. Transfer of Assets to Transferee Entities. If, in the judgment of the Board, such a course appears advisable, IFC may distribute assets of IFC to its Shareholders by transferring such assets to one or more partnerships, trusts, corporations or other entities, each a "Transferee Entity," and distributing interests in such Transferee Entity or Entities to the Shareholders. If the Board deems it to be advisable, the general partner (or its directors or officers, if any) of any Transferee Entity that is a partnership, the trustee of any Transferee Entity that is a trust, the directors or officers of any Transferee Entity that is a corporation or the persons with comparable rules and any other type of Transferee Entity may be officers, directors or employees of IFC or any of its subsidiaries or persons or entities (including subsidiaries) otherwise controlling, controlled by, or under common control with IFC.

     9. Methods of Distributions to Shareholders. Any distribution to Shareholders may be by way of prorated dividends or other distributions of cash, securities or other property, tender or exchange offers for shares of IFC's stock or repurchases or redemptions of, or privately negotiated exchanges of IFC's assets for, such shares.
                                       26

     10. Restrictions on Self-Dealing. Commencing on the Effective Date, IFC shall not sell, exchange, or otherwise dispose of any of its remaining assets to any director, officer, employee, or agent of IFC. Except for the exercise of stock options previously granted by the Board and for sales of the capital stock of IFC to IFC as contemplated under Paragraphs 7 and 9 of this Plan, no director, officer, employee of IFC shall purchase or sell any shares of the capital stock of IFC during the Liquidation Period.

     11. Amendment of Plan. The Board may modify or amend this Plan at any time without Shareholder approval if it determines that such action would be in the best interest of IFC or its Shareholders. If any amendment or modification appears necessary and, in the judgment of the Board, will materially and adversely affect the interest of its Shareholders, such an amendment or modification shall be submitted to the Shareholders for approval.

     12. Authorization to Board and Officers. The Board and officers of IFC are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates, and other documents and to take such actions as the Board and such officers deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of IFC in accordance with Section 60.627 and other applicable sections of the Oregon Revised Statutes.

                                       27